As filed with the Securities and Exchange Commission on March 16, 2005

Registration No. 333-92074

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 5 TO
Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SANDISK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	77-0191793
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

140 Caspian Court
Sunnyvale, California 94089
(408) 542-0500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Charles Van Orden, Esq.
Vice President, General Counsel and Secretary
SanDisk Corporation
140 Caspian Court
Sunnyvale, California 94089
(408) 542-0500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Timothy R. Curry, Esq.
O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, California 94025
Telephone: (650) 473-2600
Facsimile: (650) 473-2601

Approximate date of commencement of proposed sale to the public: The prospectus which constitutes a part of this Registration Statement No. 333-92074 was combined pursuant to Rule 429 under the Securities Act of 1933, as amended, with those prospectuses constituting a part of Registration Statement Nos. 333-85686, 333-100231, 333-101838 and 333-104387 (the “Related Registration Statements”). This post-effective amendment, along with the post-effective amendments to the Related Registration Statements being filed concurrently herewith, deregister all of the shares of common stock that remain unsold under the above registration statements as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

TERMINATION OF OFFERING UNDER REGISTRATION STATEMENT

SanDisk Corporation, a Delaware corporation (the “Registrant”), registered the public offer and sale from time to time pursuant to Rule 415 of the Securities Act of 1933, as amended (the “Act”), of $24,950,000 aggregate principal amount of 4 1/2% convertible subordinated notes due 2006 (the “Notes”), and 1,353,624 shares of the Registrant’s common stock issuable upon conversion of the Notes (the “Common Stock”) pursuant to Registration Statement No. 333-92074 originally filed with the Securities and Exchange Commission on July 8, 2002 (as amended, the “Registration Statement”), subsequently increased to 2,707,248 shares of Common Stock in connection with a two-for-one stock split of the Registrant’s common stock effective as of February 18, 2004. The Registration Statement was declared effective on July 30, 2002. Upon effectiveness and pursuant to Rule 429 of the Act, the Registration Statement was deemed to be a post-effective amendment to Registration Statement No. 333-85686 and subsequently amended by Registration Statement No. 333-100231, declared effective on November 12, 2002, Registration Statement No. 333-101838, declared effective on January 28, 2003, and Registration Statement No. 333-104387, declared effective on May 12, 2003 (collectively, the “Related Registration Statements”). Pursuant to Rule 429 of the Act, the prospectuses constituting a part of the Registration Statement and the Related Registration Statements were combined.

Pursuant to an undertaking made in Item 17 of the Registration Statement, the Registrant hereby terminates the Registration Statement and removes from registration all of the shares of Common Stock registered under the Registration Statement that remain unsold as of the date hereof. This post-effective amendment, along with the post-effective registration statements being filed concurrently herewith with respect to the Related Registration Statements, deregister all of the shares of common stock that remain unsold under the Registration Statement and the Related Registration Statements as of the date hereof. To date, all of the Notes have been converted into Common Stock and the Registrant’s contractual obligation to maintain the effectiveness of the Registration Statement and the Related Registration Statements has expired.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 16th day of March, 2005.

SANDISK CORPORATION
By:	/s/ Eli Harari
	Name:	Eli Harari
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 5 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title

/s/ Eli Harari Eli Harari	President, Chief Executive Officer and Director (Principal Executive Officer)	March 16, 2005
/s/ Judy Bruner Judy Bruner	Chief Financial Officer and Executive Vice President, Administration (Principal Financial and Accounting Officer)	March 16, 2005
/s/ Irwin Federman Irwin Federman	Chairman of the Board of Directors	March 16, 2005
*	Director	March 16, 2005
James D. Meindl
*	Director	March 16, 2005
Alan F. Shugart

* By:	/s/ Eli Harari

Eli Harari
Attorney-in-Fact